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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*



                             MULTI-COLOR CORPORATION
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                                (NAME OF ISSUER)


                           COMMON STOCK, NO PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)


                                    625383104
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2007
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[X]   RULE 13d-1(b)

[_]   RULE 13d-1(c)

[_]   RULE 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 625383104                     13G                    PAGE 2 OF 5 PAGES
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  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Ashford Capital Management, Inc.
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                            5   SOLE VOTING POWER

                                921,303 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  921,303 Shares
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                0
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      921,303 Shares

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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)  [ ]


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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.08%
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 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
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CUSIP NO. 625383104                     13G                    PAGE 3 OF 5 PAGES
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ITEM 1.
         (a) Name of Issuer:

             Multi-Color Corporation

         (b) Address of Issuer's Principal Executive Offices:

             310 Technology Parkway, Norcross, Georgia 30092

ITEM 2.
         (a) Name of Person Filing:

             Ashford Capital Management, Inc.

         (b) Address of Principal Business Office or, if None, Residence:

             P.O. Box 4172, Wilmington, DE 19807

         (c) Citizenship: A Delaware Corporation

         (d) Title of Class of Securities:  Common Stock, $0.01 Par Value Per
             Share

         (e) CUSIP Number:  625383104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a) [_] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").
         (b) [_] Bank as defined in Section 3(a)(6) of the Act.
         (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) [_] Investment Company registered under Section 8 of the Investment Company Act.
         (e) [X] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.
         (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).
         (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)
                 (G); see Item 7.
         (h) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP.

             (a) Amount Beneficially Owned:  921,303 shares

             (b) Percent of Class: 9.08%

                 The foregoing percentage is calculated based on 10,142,887 shares of Common Stock reported to be outstanding as of October 31, 2007 in the Issuer's Quarterly Report filed on Form 10-Q.

             (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: 921,303 shares

                 (ii) shared power to vote or to direct the vote: 0 shares

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CUSIP NO. 625383104                     13G                    PAGE 4 OF 5 PAGES
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                 (iii) sole power to dispose or to direct the disposition of:
                       921,303 shares

                 (iv) shared power to dispose or to direct the disposition of:
                      0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The shares reported by the Reporting Person, a registered investment adviser, are held in separate individual client accounts, two separate limited partnerships and eight commingled funds.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 625383104                     13G                    PAGE 5 OF 5 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

ASHFORD CAPITAL MANAGEMENT, INC.


By:      /s/ Anthony M. Petrucci
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         Anthony M. Petrucci
         Chief Financial Officer and Chief Compliance Officer